Exhibit 10.10

HARVARD FEDERAL SAVINGS & LOAN ASSOCIATION

DEFERRED FEE AGREEMENT

THIS AGREEMENT is made this      day of                 , by and between Harvard Federal Savings & Loan Association (the “Company”), and                                          (the “Director”).

INTRODUCTION

To encourage the Director to remain a member of the Company’s Board of Directors, the Company is willing to provide to the Director a deferred fee opportunity. The Company will pay the benefits from its general assets.

AGREEMENT

The Director and the Company agree as follows:

Article 1

Definitions

1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1 “Change of Control” means the conversion from a mutual association to a stock association and the transfer of 51% or more of the Company’s outstanding voting common stock followed within twelve (12) months by termination of the Director’s status as a member of the Company’s Board of Directors.

1.1.2 “Code” means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be to that section as it now exists and to any successor provision.

1.1.3 “Disability” means, if the Director is covered by a Company-sponsored disability insurance policy, total disability as defined in such policy without regard to any waiting period. If the Director is not covered by such a policy, Disability means the Director suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Director from performing substantially all of the normal duties of a director. As a condition to any benefits, the Company may require the Director to submit to such physical or mental evaluations and tests as the Company’s Board of Directors deems appropriate.

1.1.4 “Election Form” means the Form attached as Exhibit 1.

1.1.5 “Fees” means the total directors fees payable to the Director.

1.1.6 “Normal Termination Date” means the Director attaining age 70 and completing 10 Years of Service.

1.1.7 “Termination of Service” means the Director’s ceasing to be a member of the Company’s Board of Directors for any reason whatsoever.

1.1.8 “Years of Service” means the total number of twelve-month periods during which the Director serves as a member of the Company’s Board of Directors.

Article 2

Deferral Election

2.1 Initial Election. The Director shall make an initial deferral election under this Agreement by filing with the Company a signed Election Form within 30 days after the date of this Agreement. The Election Form shall set forth the amount of Fees to be deferred and the form of benefit payment. The Election Form shall be effective to defer only Fees earned after the date the Election Form is received by the Company.

2.2 Election Changes

2.2.1 Generally. The Director may modify the amount of Fees to be deferred by filing a subsequent signed Election Form with the Company. The modified deferral shall not be effective until the calendar year following the year in which the subsequent Election Form is received by the Company. The Director may change the form of benefit payment initially elected under Section 2.1, during a six-month period ending at least 180 days prior to the Director’s Normal Retirement date from the Board.

2.2.2 Hardship. If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Director occurs, the Director, by written instructions to the Company may reduce or cease deferrals under this Agreement.

Article 3

Deferral Account

3.1 Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Director, and shall credit to the Deferral Account the following amounts:

3.1.1 Deferrals. The Fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.

3.1.2 Interest. On the first day of each month and immediately prior to the payment of any benefits, interest on the account balance since the preceding credit under this Section 3.1.2, if any, at a rate adjusted annually on January 1, and equal to the rate on high grade long-term corporate bonds. The rate effective January 1, 1995 shall be 8.60%. The initial projected benefit, based upon the rate effective January 1, 1995 is $             payable for a 10 year period.

3.2 Statement of Accounts. The Company shall provide to the Director, within one hundred twenty (120) days after each anniversary of this Agreement, a statement setting forth the Deferral Account balance.

3.3 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.

Article 4

Benefit Payments

4.1 Normal Termination Benefit. Upon the Director’s Termination of Service, the Company shall pay to the Director the benefit described in this Section 4.1.

4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Director’s Termination of Service.

4.1.2 Payment of Benefit. The Company shall pay the benefit to the Director in the form elected by the Director on the Election Form. The Company shall continue to credit interest under Section 3.1.2.

4.2 Early Termination Benefit. If the Director terminates service as a director before the Normal Termination Date, and for reasons other than death or Disability, the Company shall pay to the Director the benefit described in this Section 4.2.

4.2.1 Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Director’s Termination of Service.

4.2.2 Payment of Benefit. The Company shall pay the benefit to the Director in the form elected by the Director on the Election Form. The Company shall continue to credit interest under Section 3.1.2.

4.3 Disability Benefit. If the Director terminates service as a director for Disability prior to the Normal Retirement Date, the Company shall pay to the Director the benefit described in this Section 4.3.

4.3.1 Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at the Director’s Termination of Service.

4.3.2 Payment of Benefit. The Company shall pay the benefit to the Director in the form elected by the Director on the Election Form. The Company shall continue to credit interest under Section 3.1.2.

4.4 Change of Control Benefit. Upon a Change of Control while the Director is in the active service of the Company, the Company shall pay to the Director the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

4.4.1 Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance at the date of the Director’s Termination of Service.

4.4.2 Payment of Benefit. The Company shall pay the benefit to the Director in the form elected by the Director on the Election Form. The Company shall continue to credit interest under Section 3.1.2.

4.5 Hardship Distribution. Upon the Company’s determination (following petition by the Director) that the Director has suffered an unforeseeable financial emergency as described in Section 2.2.2, the Company shall distribute to the Director all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than is necessary to relieve the financial hardship.

Article 5

Death Benefits

5.1 Death During Active Service. If the Director dies while in the active service of the Company, the Company shall pay to the Director’s beneficiary the benefit described in this Section 5.1.

5.1.1 Amount of Benefit. The benefit under Section 5.1 is $             payable for a period of 10 years in 120 monthly installments of $             each.

5.1.2 Payment of Benefit. The Company shall begin paying the benefit to the beneficiary within 90 days following the Director’s death. The Company shall continue to credit interest under Section 3.1.2.

5.2 Death During Benefit Period. If the Director dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Director’s beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

Article 6

Beneficiaries

6.1 Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Company. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and accepted by the Company during the Director’s lifetime. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s surviving spouse, if any, and if none, to the Director’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Director’s estate.

6.2 Facility of Payment. if a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 7

General Limitations

Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement that is attributable to the Company’s matching contributions or the interest earned on such contributions:

7.1 Excess Parachute Payment. To the extent the benefit would be an excess parachute payment under Section 280G of the Code.

7.2 Termination for Cause. If the Company terminates the Director’s service as a director for:

7.2.1 Gross negligence or gross neglect of duties;

7.2.2 Commission of a felony or of a gross misdemeanor involving moral turpitude; or

7.2.3 Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director’s service and resulting in an adverse financial effect on the Company.

7.3 Suicide. If the Director commits suicide within two years after the date of this Agreement, or if the Director has made any material misstatement of fact on any application for life insurance purchased by the Company.

Article 8

Claims and Review Procedures

8.1 Claims Procedure. The Company shall notify the Director’s beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

8.2 Review Procedure. If the beneficiary is determined by the Company not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents. The Company shall notify the beneficiary of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the beneficiary.

Article 9

Amendments and Termination

The Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Director prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits). In no event shall this Agreement be terminated without payment to the Director of the Deferral Account balance attributable to the Director’s deferrals and interest credited on such amounts.

Article 10

Miscellaneous

10.1 Binding Effect. This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

10.2 No Guaranty of Employment. This Agreement is not a contract for services. It does not give the Director the right to remain a director of the Company, nor does it interfere with the shareholders’ rights to replace the Director. It also does not require the Director to remain a director nor interfere with the Director’s right to terminate services at any time.

10.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

10.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Illinois, except to the extent preempted by the laws of the United States of America.

10.6 Unfunded Arrangement. The Director and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life is a general asset of the Company to which the Director and beneficiary have no preferred or secured claim.

10.7 Life Insurance. The Company may acquire insurance to informally fund this Agreement. Should this Agreement terminate or the Director terminate the service on the Board, the Company will not sell, surrender or transfer ownership of any life insurance on the life of the Director, without first giving the Director the right to purchase the net insurance benefit (cash surrender value less total death benefit) from the insurance company. After written notice by the Company of its intention to sell or surrender said policy, the Director will have 30 days to notify the Company of his intention to purchase the net insurance benefit from the insurance company.

IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.

DIRECTOR:	COMPANY: Harvard Federal Savings & Loan Association

By
Title

HARVARD SAVINGS BANK

Deferred Fee Agreement

FIRST AMENDMENT

TO THE

HARVARD SAVINGS BANK

DEFERRED FEE AGREEMENT

DATED MAY 18, 1995

FOR

THIS FIRST AMENDMENT is adopted this      day of         , 200     effective as of January 1, 2005, by and between Harvard Savings Bank, a state-chartered savings bank located in Harvard, Illinois (the “Company”), and Ronald M. Seeley (the “Director”).

The Company and the Director executed the Deferred Fee Agreement effective May 18, 1995 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

Section 1.1.4 of the Agreement shall be deleted in its entirety and replaced by the following:

1.1.4	“Election Form” means the Deferral Election Form attached as Exhibit 1 and the Distribution Election Form attached as Exhibit 2.

The following Section 1.1.6a shall be added to the Agreement immediately following Section 1.1.6:

1.1.6a	“Specified Employee” means an employee who at the time of Termination of Service is a key employee of the Company, if any stock of the Company is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

Section 1.1.7 of the Agreement shall be deleted in its entirety and replaced by the following:

1.1.7	“Termination of Service” means the termination of the Director’s service with the

HARVARD SAVINGS BANK

Deferred Fee Agreement

Company for reasons other than death. Whether a Termination of Service takes place is determined in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations based on the facts and circumstances surrounding the termination of the Director’s service and whether the Company and the Director intended for the Director to provide significant services for the Company following such termination.

The following Section 1.1.7a shall be added to the Agreement immediately following Section 1.1.7:

1.1.7a	“Unforeseeable Emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, the Beneficiary, or the Director’s dependent (as defined in Section 152(a) of the Code), loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

Section 2.2.1 of the Agreement shall be deleted in its entirety and replaced by the following:

2.2.1	Generally. The Director may modify the amount of Fees to be deferred by filing a subsequent signed Election Form with the Company. The modified deferral shall not be effective until the calendar year following the year in which the subsequent Election Form is received by the Company.

Section 2.2.2 of the Agreement shall be deleted in its entirety and replaced by the following:

2.2.2	Hardship. If an Unforeseeable Emergency occurs, the Director, by written instructions to the Company, may discontinue deferrals hereunder. Any subsequent deferral elections may be made only in accordance with Section 2.2 hereof.

Section 3.1.2 of the Agreement shall be deleted in its entirety and replaced by the following:

3.1.2	Interest. On the first day of each month and immediately prior to the payment of any benefits, interest on the account balance since the preceding credit under this Section 3.1.2, if any, at a rate adjusted annually on December 31, and equal to the rate on high grade long-term corporate bonds. The rate effective January 1, 1995 shall be 8.60%. The initial projected benefit, based upon the rate effective January 1, 1995, is $ payable for a 10 year period.

Section 4.5 of the Agreement shall be deleted in its entirety and replaced by the following:

4.5	Hardship Distribution. If an Unforeseeable Emergency occurs, the Director may petition the Board to receive a distribution from the Agreement. The Board in its sole discretion may grant such petition. If granted, the Director shall receive, within sixty (60) days, a distribution from the Agreement only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution. In any event, the maximum amount which may be paid out pursuant to this Section 4.5 is the Deferral Account balance as of the day that the Director petitioned the Board to receive a Hardship Distribution under this Section.

HARVARD SAVINGS BANK

Deferred Fee Agreement

The following Sections 4.6, 4.7 and 4.8 shall be added to the Agreement immediately following Section 4.5:

4.6	Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee, the provisions of this Section 4.6 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Director due to a Termination of Service are limited because the Director is a Specified Employee, then such distributions shall not be made during the first six (6) months following Termination of Service. Rather, any distribution which would otherwise be paid to the Director during such period shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Termination of Service. All subsequent distributions shall be paid in the manner specified.

4.7	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon any amount is required to be included in income by the Director prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, the Director may petition the Plan Administrator for a distribution of that portion of the amount the Company has accrued with respect to the Company’s obligations hereunder that is required to be included in the Director’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Director immediately available funds in an amount equal to the portion of the amount the Company has accrued with respect to the Company’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days of the date when the Director’s petition is granted. Such a distribution shall affect and reduce the Director’s benefits to be paid under this Agreement.

4.8	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

HARVARD SAVINGS BANK

Deferred Fee Agreement

(b)	must, for benefits distributable under Sections 4.1, 4.2, 4.3 and 4.4, delay the commencement of distributions for a minimum of five (5) years form the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

Article 9 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 9

Amendments and Termination

9.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

9.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Company and the Executive. Except as provided in Section 9.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

9.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 9.2, if this Agreement terminates in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

HARVARD SAVINGS BANK

Deferred Fee Agreement

(c)	Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-l(c) if the Director participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Company may distribute the Deferral Account balance, determined as of the date of the termination of the Agreement, to the Director in a lump sum subject to the above terms.

The following Section 10.8 shall be added to the Agreement immediately following Section 10.7.

10.8	Compliance with Section Code 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS OF THE ABOVE, the Company and the Director hereby consent to this First Amendment.

Director:	Harvard Savings Bank

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